UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Masimo Corporation

(Name of Registrant as Specified In Its Charter)

POLITAN CAPITAL MANAGEMENT LP
POLITAN CAPITAL MANAGEMENT GP LLC
POLITAN CAPITAL PARTNERS GP LLC
POLITAN CAPITAL NY LLC
POLITAN INTERMEDIATE LTD.
POLITAN CAPITAL PARTNERS MASTER FUND LP
POLITAN CAPITAL PARTNERS LP
POLITAN CAPITAL OFFSHORE PARTNERS LP
QUENTIN KOFFEY
MATTHEW HALL
AARON KAPITO
WILLIAM JELLISON

DARLENE SOLOMON

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Politan Highlights Need for Further Change in Masimo’s Boardroom Ahead of Thursday’s Annual Meeting

Details How Independent Third Parties and the Evidence in Legal Proceedings Have Consistently Refuted Masimo’s “Defensive Rhetoric” and How Company’s Attacks on Politan Continue to “Crumble Under Basic Scrutiny”

Shareholders Can Vote for Politan’s Independent Nominees, Darlene Solomon and William Jellison, on the WHITE Card and Can Visit www.AdvanceMasimo.com for Further Information

NEW YORK – September 16, 2024 – Politan Capital Management (together with its affiliates, “Politan”), an 8.9% shareholder of Masimo Corporation (“Masimo” or the “Company”) (NASDAQ: MASI), today issued an open letter to shareholders in advance of the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”), set for September 19.

The full text of the letter is below:

Dear Fellow Masimo Shareholders,

Over the past several months, Politan and our independent director nominees have been fortunate to have had the chance to hear from many of you, and to offer our own perspectives on Masimo’s vast potential. In a few days the Annual Meeting will occur, and shareholders will finally be able to select a Board comprised of a majority of truly independent directors. We know there has been an overwhelming volume of materials to digest in the last few weeks – and a seemingly unending number of attacks and claims published by Masimo’s Board. We encourage you to visit here for detailed comments by courts, blue-chip financial advisors, proxy advisory firms and expert witnesses to Masimo’s seemingly endless false and misleading assertions.

The efforts of Masimo’s Board to block a fair election continued this past weekend, when Masimo on Friday asked the California Federal Court to again delay the meeting, and then the following day asked to effectively invalidate Politan’s current proxy card – which the Court denied earlier today. Masimo justified these requests by claiming it has been greatly harmed by Politan having disclosed that the Court denied the Company’s request for a preliminary injunction a day earlier than the Court intended. The Court did find Politan violated the sealing order and therefore was in contempt. Though we relied on the advice of counsel and as such believed we were in compliance with the Court (see statement from our counsel here), ultimately the buck stops with me and I regret this occurred. In order to be as transparent as possible around these issues, we made the Court’s orders and Masimo’s Saturday brief readily accessible for shareholders by publishing them on our website. This way, shareholders can get the facts as opposed to Masimo’s spin.

Masimo has also desperately attempted to get shareholders to ignore ISS and Glass Lewis, by falsely implying the reports are stale. In fact, both groups could have revised their reports and have chosen not to. Consider what they wrote about the Board’s credibility:1,2

•	“The board's various arguments were generally unsupported by the facts, and were disingenuous or clearly false…There was no convincing evidence that the board exercised genuine oversight of management, and by extension, there was not a shred of observable accountability to shareholders.”

•	“…Kiani has demonstrated that he has no regard for public shareholders. He has been at the center of so many corporate governance scandals and abuses that no credible argument exists to the contrary.”

•	“In summary, they have continued their established pattern of presenting arguments that they apparently think will resonate with the investor base, but that crumble under basic scrutiny.”

•	“Masimo investors have, in our view, abundant cause to conclude that the existing board remains obdurately committed to legacy oversight methodologies which have consistently enabled and amplified poor governance architecture, wide operational misses, nil-return strategic excursions, seemingly de minimis accountability and, ultimately, a lax commitment to acknowledging and addressing profound damage to shareholder value.”

As Thursday approaches, we urge you to focus on the following:

1 Glass, Lewis & Co., proxy paper, July 11, 2024 (permission to quote Glass Lewis was neither sought nor obtained).

2 Institutional Shareholder Services Inc., vote recommendation, July 15, 2024 (permission to quote ISS was neither sought nor obtained).

•	Masimo’s frivolous litigation further confirmed the Board’s failure of oversight: The Company’s unsuccessful attempt to prevent Politan from voting its proxies by filing the lawsuit in California federal court – which was initiated the day after Masimo suffered a “scathing” rebuke from a second leading proxy advisor and was accompanied by a two-month delay of the vote – demonstrated the following:[3]

o	Mr. Kiani withheld information fundamental to directors’ ability to fulfill their most basic fiduciary duties: Discovery confirmed numerous examples of Ms. Brennan and I being denied basic information. Despite Masimo’s constant insistence during the campaign to the contrary, the Court noted that the Company could not provide evidence of ever showing the Board a budget. Further, as the Court observed, “…Koffey’s requests for information were denied by Kiani, even though former Masimo Board member Adam Mikkelson acknowledged in a private e-mail to Kiani that some of the information requested ‘will likely be relevant for all board members.’’’[4]

As we have previously warned, the Board at Masimo is kept in the dark. This includes not being adequately informed of material risks like the DOJ and SEC investigations, the whistleblower lawsuit involving 16 former employees and Mr. Kiani’s pledge of 75% of his stock ownership as collateral for a personal loan.

o	Mr. Kiani knew about RTW’s empty voting scheme to manipulate the election – and then repeatedly and publicly denied it: Discovery has revealed multiple communications between Mr. Kiani and the executives at RTW in charge of voting the firm’s Masimo position. The communications show Mr. Kiani and his advisors not only knew about RTW artificially inflating its vote totals to ~10% through empty voting, but even knew which specific shareholder would only be able to vote “a fraction of the…shares…the firm owns.” Discovery also showed that Mr. Kiani shared a confidential press release and 8K with RTW regarding Politan’s nominations the night before it was issued – a clear violation of the SEC’s Regulation FD rules and further evidence of the improper relationship between Mr. Kiani and RTW.[5] This collusion to manipulate the election is only one of the ever-increasing number of examples demonstrating Mr. Kiani’s disregard for the shareholder franchise.

o	The Board’s threats of disruption are not credible: Masimo has repeatedly claimed that if the Company loses the shareholder vote, Mr. Kiani will leave and the result would be significant disruption to the business. In truth, Masimo’s core healthcare business consists of multi-year contracts involving best-in-class technology and high switching costs – a business structure that is highly resilient to management change. Moreover, we believe it is clear that Mr. Kiani does not run the day-to-day business and was already planning to leave, along with the COO, as part of the separation transaction he proposed – without any business disruption concerns. In addition, employee disapproval of Mr. Kiani is the worst in the industry by a significant margin, and discovery has further revealed that, as the Head of Engineering stated, Company engineers have “lost trust in what Joe says.” Politan has had months to prepare for the possibility that Mr. Kiani decides to leave the Company. We also question how the Board could ever argue it can provide effective oversight when it also continuously claims Mr. Kiani is “irreplaceable.” Under this framework, the Board would never be able to disagree with Mr. Kiani – much less hold him accountable.

o	Masimo’s central accusation was false and based on “quadruple hearsay”[6] and Politan’s use of expert networks was entirely appropriate: The Company initially alleged that Politan was conspiring with the Wolf Haldenstein law firm to assist in litigation against Masimo. This was categorically false. During the course of discovery, it was revealed that the confidential witnesses who were the basis of the accusation did not exist. Once the Wolf Haldenstein accusation was refuted, the Company pivoted to another fantastical allegation: trying to paint Politan’s use of standard expert network firms for investment diligence as a nefarious act. Instead, the Court wrote this was more like the “conduct of a responsible investor than one bent on smearing the company it invested in.”[7]

o	Masimo’s characterizations of our voluntary disclosures are false: The Company is trying to spin supplemental information we provided during the course of the proceeding as something it is not. The facts are that we proactively

3 CNBC, July 12, 2024.

4 Masimo v. Politan Capital Management LP, et al., 8:24-cv-01568-JVS-JDE, Dkt. 221, Order Regarding Motion for Preliminary Injunction (PUBLIC VERSION) at 30 (Sept. 11, 2024) (“PI Order”).

5 CNBC, September 6, 2024.

6 Bloomberg Law, August 30, 2024.

7 PI Order at 10.

filed Masimo’s entire complaint and made clarifying disclosures – no matter how minor, including ones the Court found to be immaterial – such as our September 9 filing, in order to ensure there was no confusion on any points relevant to the Court or to shareholders. We were not ordered to make a single disclosure. We believe that had we chosen to countersue, the Company would have had extensive corrections to issue, as demonstrated by the overwhelming written record produced in discovery and statements from expert witnesses. Instead, our focus was on ensuring the Annual Meeting occurred as expeditiously as possible.

•	If the necessary level of change does not occur at Masimo this year, it likely never will: The unique set of circumstances at Masimo requires a unique level of urgency. Consider the following:

o	We believe Mr. Kiani’s proposed separation of the consumer business presents a clear and imminent threat to shareholder value: Following the 2024 Annual Meeting, Mr. Kiani may enter into an irreversible separation of Masimo’s consumer business with permanent negative valuation implications. Blue-chip investment bank Centerview Partners, which was hired to advise the Special Committee evaluating the separation, submitted a declaration stating that it advised the directors on the committee that the separation of IP proposed by Mr. Kiani would create a “negative valuation overhang,” and that if a separation were to proceed on such terms, it would “decrease value for Masimo shareholders.”

Further, Glass Lewis stated that the “functionally unchecked separation effort spearheaded by Mr. Kiani” could “place the interests of Mr. Kiani well above those of the Company and its shareholders.” As well, when commenting on how immaterial Masimo’s allegation was, the Court wrote, “From the Court’s perspective, a reasonable shareholder would be more concerned with Kiani signing a term sheet, albeit a non-binding one, with a potential joint-venture partner without consulting Masimo’s complete Board.”

o	Mr. Kiani’s disruption keeps getting worse: Over five years, Masimo stock has underperformed peers by nearly 100% and the stock has collapsed by ~40% or more on multiple occasions, the Company has consistently missed financial targets, received multiple DOJ subpoenas regarding its recall processes, an SEC subpoena regarding accounting allegations by multiple employees and whistleblower lawsuits involving 16 former employees. Meanwhile, Mr. Kiani has continually sought a separation that risks permanently impairing Masimo, was aware of a scheme to deprive shareholders of their voting rights and launched frivolous litigation (using shareholders’ resources) intended to preserve his control. Without independent board oversight, shareholders will be left asking, what is next?

o	The Masimo Board has a track record of broken governance and empty promises: The issues harming the Company and its stakeholders are not new. As ISS noted, “[Masimo] has a corporate governance track record that is firmly among the most troubling of any modern public company.” For over a decade, shareholders have made their desire for better governance and accountability clear with votes against directors and compensation that rank among the very bottom of any public company in the U.S.

Instead, the Company has consistently responded with promises that aren’t fulfilled and potential that goes unrealized. For example, over a decade ago and again last year before the 2023 Annual Meeting, Masimo promised to expand the Board to at least seven members, yet today it remains at five. As well, last year Masimo promised shareholders in the run up to the Annual Meeting to improve governance and that the business was doing great. Weeks later, Masimo reported an unprecedented collapse in revenues that led to a ~50% stock price decline and went on to block any effort by Mr. Koffey and Ms. Brennan to improve oversight. Without a majority of independent directors, this pattern will continue.

o	If Mr. Kiani remains in control of Masimo’s Board, we believe that he intends to continue to pursue frivolous litigation in an effort to make the cost of defending itself too onerous for Politan to remain on the Board: For more than two years, we have navigated a “phalanx of impediments”[8] to our efforts at Masimo – incurring immense costs in the process. We believe Mr. Kiani and his affiliated directors have demonstrated that if we are not able to ensure a majority of independent Board members, they will stop at nothing to remove any shred of independence from

8 Politan Capital Management LP v. Kiani, et al., C.A. No. 2022-0948-NAC, Transcript at 138 (Nov. 17, 2023).

Masimo’s boardroom. We estimate that Company spending against Politan has climbed to ~$75M as of the end of second quarter of this year. The cost of defending ourselves against such frivolous litigation is immense and unsustainable; we believe that is precisely why Mr. Kiani pursues it.

•	Politan’s nominees would bring critically needed expertise to Masimo’s boardroom: We worked with an independent, nationally recognized executive search firm to identify two directors that have no pre-existing relationship with Politan or Masimo and who bring crucial expertise that is sorely needed on the Board:

o	Dr. Darlene Solomon, former CTO of Agilent Technologies, Inc. (NYSE: A), brings deep expertise in R&D strategy, a successful public board track record and experience overseeing three large scale, successful separation transactions requiring critical expertise in the division of IP and retention of technical talent. She is ideally suited to help Masimo navigate a separation of its Consumer Business and the associated IP division and technical talent retention matters in a manner that maximizes value. She can also support the Company in aligning its product portfolio and R&D pipeline to realize its long-term growth potential.

o	William (Bill) Jellison, former CFO of Stryker Corporation (NYSE: SYK), brings deep medical technology executive capability, successful public board experience and a strong track record of value-creating capital allocation including significant transaction expertise. He is ideally suited to chair the Audit Committee amidst an SEC investigation into accounting, as Masimo has not had an experienced audit chair in over five years, and could help oversee cost structure optimization efforts and the alignment of spending to long-term growth plans.

o	As Glass Lewis stated: “…[W]e ultimately find both Mr. Jellison and Dr. Solomon to be highly credible and capable candidates bringing appropriate industry expertise, potentially critical M&A/IP knowledge and reasonable public board experience (including relevant committee service). We believe there is suitable cause to conclude these nominees will act independently and that neither candidate is beholden to the interests of Politan or Quentin Koffey .”

***

In these last few days before the Annual Meeting, we remain focused on the exceptional opportunity at Masimo and the chance this election represents to make clear that shareholders deserve better. Once again, we appreciate your time and engagement throughout this process.

Sincerely,

Quentin Koffey

Politan Capital Management

###

Your vote is important, no matter how many shares of Common Stock you own. We urge you to sign, date, and return the WHITE universal proxy card today to vote FOR the election of the Politan Nominees and in accordance with the Politan Parties’
recommendations on the other proposals on the agenda for the 2024 Annual Meeting.

If you have any questions, require assistance in voting your
WHITE universal proxy card or voting instruction form,
or need additional copies of Politan’s proxy materials,
please contact D.F. King using the contact information provided here:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Stockholders call toll-free: (888) 628-8208
Banks and Brokers call: (212) 269-5550

By Email: MASI@dfking.com

1 Correcting the Record on Masimo’s False Claims and Misrepresentations Collusion with Plaintiff’s Counsel Allegation Court Determination, Expert Opinion, or Third-Party Evidence “[Politan] … has been secretly collaborating with certain plaintiffs’ lawyers in litigation against Masimo’s Board”1 “[N]o attorney – indeed, no person – at Wolf Haldenstein ever communicated, directly or indirectly, with Koffey or anyone else from Politan in any capacity about Masimo or for any other purpose whatsoever.” (emphasis added) - Wolf Haldenstein Adler Freeman & Herz LLP 2 Expert Networks Allegation Court Determination, Expert Opinion, or Third-Party Evidence Politan improperly used expert networks to “dig up dirt” on Masimo, including by reaching out to former employees.3 “Nor does Masimo’s evidence indicate Politan’s efforts were designed to “dig[] up dirt” on Masimo. (Suppl. to Mot. at 18.) Rather, Masimo asks the Court to draw an inference of malcontent based on a series of inquiries by Politan that, from a neutral’s perspective, were the logical outgrowth of concerning financial results…. [Politan’s] requests to speak with former employees who worked at Masimo during that time, (Ellison Decl., Ex. 26; Kapito Decl. ¶¶ 10– 21), appears more like the conduct of a responsible investor than one bent on smearing the company it invested in.” (emphasis added) - United States District Court Central District of California, Southern Division4 Onboarding and Board Operations Allegation Court Determination, Expert Opinion, or Third-Party Evidence Mr. Koffey and Ms. Brennan were appropriately onboarded when they joined the Board, given that “…Mr. Kiani, the other directors, and the Masimo management team…provided Koffey and Brennan with extensive information through a weeks’-long onboarding process.”5 “Masimo does not show that Politan’s belief that Koffey and Brennan were not properly onboarded is inauthentic … Koffey’s requests for information were denied by Kiani, even though former Masimo Board member Adam Mikkelson acknowledged in a private e-mail to Kiani that some of the information requested “will likely be relevant for all board members.” (emphasis added) - United States District Court Central District of California, Southern Division6

2 Mr. Koffey and Ms. Brennan were provided ample access to management, including “numerous discussions with Masimo’s CEO and CFO both inside and outside of Board meetings and [meetings] with nearly every member of senior management.”7 “Despite the explicit request by two board members to meet with the head of U.S. sales, it appears that this request was denied. In my opinion, it is completely inappropriate for other members of Masimo’s Board or management to restrict access to the information that Mr. Koffey and Ms. Brennan sought to obtain from speaking with the head of U.S. sales.” (emphasis added) - David F. Larcker, co-director of the Corporate Governance Research Initiative at the Graduate School of Business at Stanford University8 Mr. Koffey and Ms. Brennan were provided a budget: “[I]n October 2023, Koffey (and the full Board) were provided with an Excel file and financial plans for 2024 through 2033 with a detailed breakdown of Masimo’s revenue by major product line, cost of goods sold, gross margin, R&D, SG&A, EBIT, EBIT margin, capital expenditures and working capital for each business (professional healthcare, consumer health and consumer audio).”9 “Upon review, the Court agrees that the presentation made by Young does not appear to be a budget…. Although the presentation contains information related to Masimo’s budget, this notice seems to confirm Defendants’ argument that it was not intended to be a budget presentation to the Board. Rather, it appears to be showing the Board what potential third -party investors would be shown by Masimo. ...Therefore, based on the record before it, the Court cannot find Politan’s statement about Masimo’s failure to present a budget is false.” (emphasis added) - United States District Court Central District of California, Southern Division10 The full Board was kept properly informed and “[Koffey] was not denied access to information that would assist him in evaluating the Company’s quarterly reports.”11 “…with negligible access to critical information, the board has been unable to execute key oversight responsibilities, which architecture has directly contributed to limited involvement with and poor insight into two Department of Justice investigations, an SEC subpoena and whistleblower complaints involving 16 informants. Masimo's subsequent messaging on these adverse developments appears to be markedly inconsistent with the scale and seriousness of the issues in question, an oddly blithe approach which has required, in at least one instance, a corrective 8-K filing.” - Glass, Lewis & Co.12 Regarding Koffey’s claim that he has never been able to review the impairment analysis for the $10 million impairment for Sound United in the annual report: As “a member of the Audit Committee [Koffey had] unfettered access to the Company’s auditor. In any event, Koffey’s claim is simply untrue.”13 After initially stating this in campaign communications and its initial complaint, Masimo dropped the allegation from its preliminary injunction motion after discovery – because, we believe, Masimo was unable to provide any evidence to support these allegations.

3 “Despite receiving extensive onboarding, obtaining all requested information, and attending all board meetings, all Audit Committee meetings, and all Nominating, Compliance, and Corporate Governance Committee meetings that have been held since the Politan Directors joined the Board, the Politan Directors have consistently refused to fulfill their fiduciary duties to Masimo and the stockholders that elected them.” (emphasis added)14 “Mr. Kiani prevented the flow of information to the Board by playing a gatekeeping role in response to requests for information by Mr. Koffey and Ms. Brennan…” “…it is completely inappropriate for other members of Masimo’s Board or management to restrict access to the information that Mr. Koffey and Ms. Brennan sought to obtain from speaking with the head of U.S. sales.” - David F. Larcker15 Koffey was not prevented from meeting with the head of US Sales: “Koffey met with the head of US sales, Bilal Muhsin, at least twice in July 2023 … Muhsin presented information to the Board multiple times during Koffey’s tenure, and Koffey did not request follow-up or additional meetings.”16 After initially stating this in campaign communications and/or its initial complaint, Masimo dropped the allegation from its preliminary injunction motion after discovery – because, we believe, Masimo was unable to provide any evidence to support these allegations. Separation of Consumer Business Allegation Court Determination, Expert Opinion, or Third-Party Evidence The type of IP separation proposed by Mr. Kiani would be in the Company’s best interests, and “Mr. Kiani is committed to pursuing a separation that would result in two separate companies (consumer and healthcare) having the best chance at future success.” 17 “Centerview advised the Special Committee that we believed such an assignment would create a negative valuation overhang. Accordingly, if a separation were to proceed on such terms, it would (all else being equal) decrease shareholder value for Masimo’s stockholders. Centerview advised the Special Committee that it was imperative that the Committee, with the assistance of independent IP advisors and any other experts or consultants the Committee deemed necessary or advisable, carefully oversee any assignments or licenses granted to NewCo.” (emphasis added) - Centerview Partners LLC18

5 “The Politan Proxy Materials further falsely claim that ‘Kiani intends to be Chairman of the new entity.’ Again, this is false. [REDACTED]”25 “… it was not false to say Kiani intended to be chairman of the joint-venture company because Masimo’s internal documents and public statements confirmed that was the plan.” (emphasis added) - United States District Court Central District of California, Southern Division26 Plan for Masimo Allegation Court Determination, Expert Opinion, or Third-Party Evidence There is no plan for Masimo’s business if shareholders vote for Politan’s nominees: “The inexperienced and divisive Quentin Koffey will control Masimo, and he has no concrete plans for our business or to fill the potential talent gap.”27 “[T]he dissident has presented a logical plan that appears to be consistent in part with the prevailing strategy … Based on her background, experience, and familiarity with MASI, there is no reason to believe that [Brennan] could not be effective in an interim capacity. ” (emphasis added) - Institutional Shareholder Services Inc.28 Empty Voting Allegation Court Determination, Expert Opinion, or Third-Party Evidence The Company stated: “Masimo Did Not Engage In ‘Empty Voting’” and “Neither Mr. Kiani nor any other member of management nor the non-Politan members of the Board had or has any agreement, arrangement, or understanding with regard to the trading or voting of Masimo stock by any third-party investor.”29 Date Sender Recipient Text 6/27/23 Yalamanchi Kiani Still ok to talk? I just got back and am no longer in mixed company 6/27/23 Kiani Yalamanchi I’m landing. I will call you as soon as I land 6/27/23 Kiani Yalamachi Chat log of communications between Masimo and RTW, including image depicting the impact of RTW’s empty voting on the vote outcome30

	"RTW – I spoke with Naveen again…They are trying to buy more shares and hope to get [to] the 8-10% range." *Email from Masimo advisor to Masimo Executives, May 24 2024*[31] "A single block of ~5.25 million shares were voted extremely early…the size of the position was consistently with RTW Investment's recent disclosure to MASI…9.9%...Between mid-May to mid-June (5/13 - 6/13), short interest increased…[to] 12.2% … a result of RTW Investments…purchase…rather than rising bearish sentiment." *Email from Masimo advisor to Masimo executives, July 1 2024*[32]

Date	Time	Caller	Receiver	Description	Duration
6/12/2024	3:58 PM	Kiani	Yalamanchi	Call	0m 23s
6/13/2024	8:01 PM	Kiani	Yalamanchi	Call	11m 28s
6/17/2024	10:31 PM	Kiani	Yalamanchi	Call	22m 40s
6/17/2024	9:37 PM	Kiani	Yalamanchi	Call	0m 2s
6/22/2024	3:17 PM	Kiani	Yalamanchi	Call	11m 35s
6/22/2024	3:17 PM	Kiani	Yalamanchi	Call	0m 3s
7/4/2024	6:06 PM	Kiani	Yalamanchi	Whatsapp Call	0m 0s
8/2/2024	4:40 PM	Kiani	Yalamanchi	Call	10m 30s

Call log of communications between Kiani and RTW Partner Naveen Yalamanchi[33]

Abuse of Corporate Resources

Allegation	Court Determination, Expert Opinion, or Third-Party Evidence
Masimo has stated that "Mr. Kiani's corporate jet travel is overwhelmingly for business use, and Mr. Kiani pays for his personal use."[34]	Flight logs document that in 2023 (last full year available), ~**90% of flights did not include another Masimo employee or board member**, while ~**80% included a Kiani family member**. Personal or "commuting" flights from Irvine (Masimo HQ) to Santa Barbara (Kiani Ranch) with family members, represent ~20% of flights:

6

8 Business Disruption Allegation Court Determination, Expert Opinion, or Third-Party Evidence There will be significant business disruption if Mr. Kiani leaves because “Masimo’s COO and hundreds of Masimo engineers have threatened to leave if Joe Kiani is replaced by Quentin Koffey and Politan Capital.”39 “Richard said the spend on the Activist case was a shocking, how poorly the audio business is doing is shocking.” “Nicholas asked a question about how we're going to choose who goes to NewCo. Joe answered by saying that we're going to choose some of the best engineers. He back tracked and said that we have a deep team of great engineers and they will be given the opportunity to step up. Richard said this answer didn't resonate well with the team.” “He said people have lost trust in what Joe says.” (emphasis added) Transcript of Whatsapp messages between Masimo’s COO and EVP, Engineering40 Regarding “letters of support” for Mr. Kiani released by the Company: “…[T]his letter was viewed as coercive by an indeterminate number of Masimo employees who felt pressured to endorse Mr. Kiani. We consider these materials hardly bear the hallmarks of organic support.” - Glass, Lewis & Co.41 Board Independence Allegation Court Determination, Expert Opinion, or Third-Party Evidence Masimo says it’s Board is sufficiently independent: “In the past nine months, Masimo has seated four new independent directors—including two nominated by Politan—constituting two-thirds of the Board, ensuring continued independent oversight and fresh perspectives. The two newest independent directors, Bob Chapek and Rolf Classon, had no pre-existing relationship with Mr. Kiani or Masimo and were appointed as part of a rigorous nomination process.42 “At best, (Mr. Kiani’s) involvement in selecting Chapek and Chavez amounted to an error in judgment. At worst, it was an attempt to guide proceedings toward a desired end… Indeed, the nature of the CEO's role in board refreshment over the past year was inappropriate due to MASI's corporate governance track record … This is strong evidence in support of a case for further change.” (emphasis added) - Institutional Shareholder Services Inc.43

9 13D (Disclose Politan’s Plans) Allegation Court Determination, Expert Opinion, or Third-Party Evidence Politan violated 13D reporting requirements and planned to take over Masimo, specifically: “Politan’s Schedule 13D does not comply with Item 4 of Regulation 13D. Item 4 requires disclosure of ‘the purpose or purposes of the acquisition of securities of the issuer,’ including a description of ‘any plans or proposals which the reporting persons may have which relate to or would result in . . . [a]ny change in the present board of directors or management of the issuer.’ . . . Politan acquired shares in Masimo for the purpose of taking Board seats and, ultimately, taking control of the Company. Accordingly, to comply with Item 4, Politan was required to describe these plans.”44 “[T]he Court agrees with Politan that the June 2022 presentation does not show an intent to take over Masimo, as Masimo alleges.” (emphasis added) “Lastly, the Court fails to see how alleged omissions from Politan’s 2022 Schedule 13D is material to the current proxy fight. Politan has filed numerous amendments to its Schedule 13D, in which it expresses its intent to nominate candidates for Masimo’s Board.” (emphasis added) - United States District Court Central District of California, Southern Division45 Enforceability of Kiani’s Employment Agreement Allegation Court Determination, Expert Opinion, or Third-Party Evidence Politan wrongly claimed it could cure Kiani’s employment agreement by reappointing him to the board. “Mr. Kiani will therefore have the right to resign and receive, immediately, the RSUs that he was granted under the terms of the agreement entered into in 2015.”46 After initially stating this in campaign communications and/or its initial complaint, Masimo dropped the allegation from its amended complaint and preliminary injunction motion after discovery – because, we believe, Masimo was unable to provide any evidence to support these allegations.

10 1 Masimo v. Politan Capital Management, 8:24-CV-1568-JVS-JDE, First Amended Complaint, August 28, 2024, docket # 122, pg. 68 2 Masimo v. Politan, Declaration of Mark C. Rifkin, July 30, 2024, docket # 47, pg. 3 3 Masimo v. Politan Capital Management, 8:24-CV-1568-JVS-JDE, First Amended Complaint, August 28, 2024, docket # 122, pg. 1 4 Masimo v. Politan, Order Regarding Motion for Preliminary Injunction, September 11, 2024, docket # 221, pg. 10 5 Masimo v. Politan Capital Management, 8:24-CV-1568-JVS-JDE, First Amended Complaint, August 28, 2024, docket # 122, pg. 4 6 Masimo v. Politan, Order Regarding Motion for Preliminary Injunction, September 11, 2024, docket # 221, pg. 30 7 Masimo Corporation press release, April 1, 2024 8 Masimo v. Politan, Expert Report and Declaration of David F. Larcker, August 31, 2024, docket # 142, attachment 1, pg. 16 9 Masimo v. Politan Capital Management, 8:24-CV-1568-JVS-JDE, First Amended Complaint, August 28, 2024, docket # 122, pg. 62 10 Masimo v. Politan, Order Regarding Motion for Preliminary Injunction, September 11, 2024, docket # 221, pg. 31 11 Masimo v. Politan Capital Management, 8:24-CV-1568-JVS-JDE, First Amended Complaint, August 28, 2024, docket # 122, pg. 62 12 Glass, Lewis & Co., proxy paper, July 11, 2024 (permission to quote Glass Lewis was neither sought nor obtained) 13 Masimo v. Politan, Complaint, July 15, 2024, docket # 1, pg. 54 14 Masimo v. Politan, Complaint, July 15, 2024, docket # 1, pg. 19 15 Masimo v. Politan, Expert Report and Declaration of David F. Larcker, August 31, 2024, docket # 142, Attachment 1, pgs. 15 - 16 16 Masimo v. Politan, Complaint, July 15, 2024, docket # 1, pg. 54 17 Masimo Corporation press release, April 1, 2024 18 Masimo v. Politan, Supplemental Declaration of Najeeb Ali, September 6, 2024, docket # 165, pg. 2 19 Masimo v. Politan Capital Management, 8:24-CV-1568-JVS-JDE, First Amended Complaint, August 28, 2024, docket # 122, pg. 27 20 Masimo v. Politan, Order Regarding Motion for Preliminary Injunction, September 11, 2024, docket # 221, pg. 16 21 Masimo v. Politan Capital Management, 8:24-CV-1568-JVS-JDE, First Amended Complaint, August 28, 2024, docket # 122, pg. 53 22 Masimo v. Politan, Order Regarding Motion for Preliminary Injunction, September 11, 2024, docket # 221, pgs. 17 - 18 23 Masimo v. Politan Capital Management, 8:24-CV-1568-JVS-JDE, First Amended Complaint, August 28, 2024, docket # 122, pg. 58 24 Masimo v. Politan, Order Regarding Motion for Preliminary Injunction, September 11, 2024, docket # 221, pgs. 24, 26 25 Masimo v. Politan Capital Management, 8:24-CV-1568-JVS-JDE, First Amended Complaint, August 28, 2024, docket # 122, pg. 56 26 Masimo v. Politan, Order Regarding Motion for Preliminary Injunction, September 11, 2024, docket # 221, pg. 26 27 Masimo Corporation press release, September 9, 2024 28 Institutional Shareholder Services Inc., vote recommendation, July 15, 2024 (permission to quote ISS was neither sought nor obtained) 29 Masimo Corporation press release, July 15, 2024 30 Masimo v. Politan, September 6, 2024, docket item 162-1, pgs. 2 - 3 31 Masimo v. Politan, September 6, 2024, docket item 162-1, pg. 8 32 Masimo v. Politan, September 6, 2024, docket item 162-1, pg. 11 33 Masimo v. Politan, September 6, 2024, docket item 162-1, pgs. 24 - 30 34 Masimo Corporation press release, July 2, 2024 35 Masimo v. Politan, Flight Logs, August 31, 2024, docket # 143, attachment 4, pg. 15 36 Masimo v. Politan, Complaint, July 15, 2024, docket # 1, pg. 55 37 Masimo v. Politan, Flight Logs, August 31, 2024, docket # 143, attachment 4, pg. 12 38 Masimo v. Politan, Complaint, July 15, 2024, docket # 1, pg. 55 39 Masimo v. Politan, Plaintiff’s Reply in Support Of Motion for Preliminary Injunction, September 4, 2024, docket # 155, pg. 3 40 Masimo v. Politan, Declaration of Michael E. Swartz, August 31, 2024, docket # 143, attachment 2, exhibit 63, pg. 35 41 Glass, Lewis & Co., proxy paper, July 11, 2024 (permission to quote Glass Lewis was neither sought nor obtained) 42 Masimo Corporation press release, April 1, 2024 43 Institutional Shareholder Services Inc., vote recommendation, July 15, 2024 (permission to quote ISS was neither sought nor obtained)

11 44 Masimo v. Politan Capital Management, 8:24-CV-1568-JVS-JDE, First Amended Complaint, August 28, 2024, docket # 122, pg. 39 45 Masimo v. Politan, Order Regarding Motion for Preliminary Injunction, September 11, 2024, docket # 221, pg. 13 46 Masimo v. Politan, Complaint, July 15, 2024, docket # 1, pg. 47

Additionally, on the evening of September 16, 2024, Politan updated its website, www.AdvanceMasimo.com (the “Site”), in connection with the solicitation of stockholders of Masimo. Copies of the materials posted to the Site are filed herewith.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if any of the underlying assumptions of Politan Capital Management LP (“Politan”) or any of the other participants in the proxy solicitation described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Politan that the future plans, estimates or expectations contemplated will ever be achieved.

Certain statements and information included herein may have been sourced from third parties. Politan does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

Politan disclaims any obligation to update the information herein or to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such information, projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Politan and the other Participants (as defined below) have filed a definitive proxy statement and accompanying WHITE universal proxy card or voting instruction form with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2024 annual stockholders meeting (the “2024 Annual Meeting”) of Masimo Corporation, a Delaware corporation (“Masimo”). Shortly after filing its definitive proxy statement with the SEC, Politan furnished the definitive proxy statement and accompanying WHITE universal proxy card or voting instruction form to some or all of the stockholders entitled to vote at the 2024 Annual Meeting.

The participants in the proxy solicitation are Politan, Politan Capital Management GP LLC (“Politan Management”), Politan Capital Partners GP LLC (“Politan GP”), Politan Capital NY LLC (the “Record Stockholder”), Politan Intermediate Ltd., Politan Capital Partners Master Fund LP (“Politan Master Fund”), Politan Capital Partners LP (“Politan LP”), Politan Capital Offshore Partners LP (“Politan Offshore” and, collectively with Politan Master Fund and Politan LP, the “Politan Funds”), Quentin Koffey, Matthew Hall, Aaron Kapito (all of the foregoing persons, collectively, the “Politan Parties”), William Jellison and Darlene Solomon (such individuals, collectively with the Politan Parties, the “Participants”).

As of the date hereof, the Politan Parties in this solicitation collectively own an aggregate of 4,713,518 shares (the “Politan Group Shares”) of common stock, par value $0.001 per share, of Masimo (the “Common Stock”). Mr. Koffey may be deemed to own an aggregate of 4,714,746 shares of Common Stock (the “Koffey Shares”), which consists of 1,228 restricted stock units that vested on June 26, 2024 as well as the Politan Group Shares. Politan, as the investment adviser to the Politan Funds, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Politan Group Shares, and, therefore, Politan may be deemed to be the beneficial owner of all of the Politan Group Shares. The Record Stockholder is the direct and record owner of 1,000 shares of Common Stock that comprise part of the Politan Group Shares. Both the Politan Group Shares and the Koffey Shares represent approximately 8.9% of the outstanding shares of Common Stock based on 53,478,694 shares of Common Stock outstanding as of August 12, 2024, as reported in Masimo’s revised definitive proxy statement filed on August 15, 2024. As the general partner of Politan, Politan Management may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Group Shares and, therefore, Politan Management may be deemed to be the beneficial owner of all of the Politan Group Shares. As the general partner of the Politan Funds, Politan GP may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Group Shares, and therefore Politan GP may be deemed to be the beneficial owner of all of the Politan Group Shares. Mr. Koffey, including by virtue of his position as the Managing Partner and Chief Investment Officer of Politan and as the Managing Member of Politan Management and Politan GP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Koffey Shares.

IMPORTANT INFORMATION AND WHERE TO FIND IT

POLITAN STRONGLY ADVISES ALL STOCKHOLDERS OF MASIMO TO READ ITS DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS FILED BY POLITAN WITH THE SEC AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS ARE ALSO AVAILABLE ON THE SEC WEBSITE, FREE OF CHARGE, OR BY DIRECTING A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, D.F. KING & CO., INC., 48 WALL STREET, 22ND FLOOR, NEW YORK, NEW YORK 10005 STOCKHOLDERS CAN CALL TOLL-FREE: (888) 628-8208.

Investor Contact

D.F. King & Co., Inc.

Edward McCarthy

emccarthy@dfking.com

Media Contacts

Dan Zacchei / Joe Germani

Longacre Square Partners

dzacchei@longacresquare.com / jgermani@longacresquare.com